                                                                  EXHIBIT (a)(i)

                  [COMPREHENSIVE CARE CORPORATION LETTERHEAD]

                                                              September __, 1995

To:      Holders of our Convertible Subordinated
         Debentures("Debentures")

         The Company is offering you the opportunity to exchange, for each $1,000 in original principal amount of your Debentures and a waiver of interest accrued thereon from April 15, 1994, an Exchange Consideration comprised of a cash principal payment of $500 plus a cash interest payment of $80 and a principal payment of sixteen (16) shares of Common Stock, par value $.01 per share, of the Company.

         If you accept the exchange, you will waive all but $80.00 in accrued interest (including aggregately approximately $117 per $1,000 of original principal amount of Debentures due now or to become due on or prior to October 15, 1995, with interest on default interest calculated at the same 7 1/2% rate from the date of each missed payment) and any additional interest accruing until the delivery of the Exchange Consideration at the consummation of the Exchange Offer--other than to the extent of the $80 cash payment of interest per $1,000 original principal amount included in the Exchange Consideration. If you elect to keep your Debentures you will not lose the accrual of any interest payment; provided, however, that payment of such interest by the Company is subject to prior satisfaction of conditions to such payment provided in the Indenture and the Company's ability to pay such interest. Principal and interest due under the Debentures are unsecured and are subject to the terms, restrictions and subordinations as provided in the Indenture pursuant to which the Debentures were issued.

         The Debentures became immediately due and payable by acceleration. After the Exchange Offer is completed, assuming the acceleration is rescinded by action of the Debentureholders and the payment of all interest to non-tendering Debentureholders, and the delivery of Exchange Consideration in all Debentures properly tendered that are accepted by the Company for Exchange, the Company intends to resume semi-annual interest payments and does not have any present intention to redeem or otherwise retire remaining Debentures before maturity.

         The Company's purpose in making the Exchange Offer is to recapitalize or refinance the indebtedness represented by the Debentures by offering to exchange for all of the Debentures pursuant to an Offering Circular that the Company is giving or gave to Debenture holders on or about September __, 1995 for the first time.

         You are urged to read the enclosed Offering Circular carefully. One desired effect of the Exchange Offer is to obtain a rescission of acceleration of the Debentures so that the Company can resume its former good status under the Debentures. If the acceleration is not rescinded, the Company does not anticipate that it would be permitted by holders of its Senior Debt to deliver Exchange Consideration. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU NOTIFY THE TRUSTEE TO RESCIND ACCELERATION. All Debentureholders are urged to deliver the Notice of Rescission of Acceleration to the Trustee in the accompanying envelope. The enclosed Letter of Transmittal, Notice of Guaranteed Delivery, Letter to Brokers and Letter to Customers are for your use in tendering your Debenture certificates to the Exchange Agent, Continental Stock Transfer & Trust Company.

                                    Cordially,

                                    /s/ Kerri Ruppert
                                    --------------------------------------------
                                    Vice President, Chief Accounting Officer and
                                    Secretary/Treasurer

                               OFFERING CIRCULAR

                         COMPREHENSIVE CARE CORPORATION

                    OFFER TO EXCHANGE CASH AND COMMON STOCK
             FOR ANY AND ALL OF ITS 7 1/2% CONVERTIBLE SUBORDINATED
                        DEBENTURES DUE 2010 AND A WAIVER
                          OF INTEREST ACCRUED THEREON

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
                    NEW YORK CITY TIME, ON OCTOBER 12, 1995

         Comprehensive Care Corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $500 in cash plus sixteen (16) shares of Common Stock, par value $.01 per share ("Common Shares") as a payment of principal, plus $80 in cash as a payment of interest (the "Exchange Consideration") for each $1,000 principal amount of its 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (the "Debentures"), and the waiver by the Debentureholder of all but $80.00 of accrued interest otherwise due as of the date of the Exchange. (See "The Exchange Offer Procedures for Tendering.")

         If the Debentures are tendered after the record date for payment of interest, the Exchange Consideration will be reduced on a dollar for dollar basis for the amount of interest paid or payable. The Company shall have no obligation to accept any Debentures tendered after October __, 1995, the record date for payment by the Company of all interest accrued or accruing on the Debentures ("Interest Record Date") unless the record holder on the record date (who is entitled to receive the payment of interest) is also the record holder at the time that any Exchange takes place (who is entitled to receive the Exchange Consideration) are the same record holder; or the record holder on the date of the Exchange delivers a Consent from the other record holder in form and substance acceptable in the sole discretion of the Company and its legal counsel; or the record holder on the date of consummation of the Exchange expressly agrees to tender Debentures after the Interest Record Date for an amount equal to the Exchange Consideration less the interest paid thereon.

         The Common Shares are accepted for trading upon notice of issuance on the New York Stock Exchange ("NYSE"). On August 31, 1995, the reported closing price of the Common Shares on the NYSE was $8 7/8 ($8.875) per share. The Exchange Consideration includes sixteen (16) Common Shares, valued for purposes of the Exchange Consideration payable in Common Shares, and for calculating payments in cash in lieu of fractional shares, as worth a defined value of $7.50 per share. The defined value represents an approximation, rounded up $.03 to avoid fractional shares, of the weighted-average closing sale price (as a product of the price and daily volume) of the Common Stock as reported on the NYSE Composite Tape during the trading days during the period of March 6, 1995 through May 19, 1995. Therefore, for example, for each $1,000 in original principal amount of Debentures tendered, the Exchange Consideration includes 16 shares of Common Stock, worth a defined value of $120.00, and no payment of cash in lieu of a fraction of one whole share. The Company's Common Shares are described in "Risk Factors," "Other Factors to Consider" and "Description of the Capital Stock." See "Summary Comparison of Principal Terms of Debentures and Exchange Consideration."

         Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all Debentures properly tendered prior to 5:00 p.m., New York City time on October 12, 1995, unless the Exchange Offer is extended from time to time at the option of the Company (the "Expiration Date"). Tenders of Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. See "The Exchange Offer-- Withdrawal Rights." The Company will deliver Exchange Consideration including certificates representing Common Shares as soon as practicable following the Expiration Date.

           $9,538,000 in original principal amount ("face value") of Debentures was outstanding as of August 31, 1995. The Debentures are traded in the over-the-counter market, although trading in these securities is limited and sporadic. On September 11, 1995, the reported bid price of the Debentures on the over-the-counter market based on information from one or more brokers was $570 per $1,000 original principal amount. The existence of a bid price does not indicate an actual trading market exists or will exist.

         The entire original principal amount of Debentures, plus interest accrued thereon, is immediately due and payable pursuant to acceleration thereof by holders of 25% or more of the outstanding principal amount. Interest is unpaid on the Debentures from April 15, 1994.

         The Exchange Offer is not conditioned upon any minimum principal amount of Debentures being tendered for exchange, although the obligation of the Company to complete the exchange is subject to the Company's ability to raise sufficient funds, the rescission of acceleration of the Debentures, the absence of certain actions or notices by Senior Debt holders, and certain customary conditions, all as described under "The Exchange Offer--Conditions of the Exchange Offer," certain of which may be waived by the Company.

           THE DATE OF THIS OFFERING CIRCULAR IS SEPTEMBER __, 1995.

         The Exchange Offer is being made by the Company in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman, or other person for soliciting tenders of the Debentures. Regular employees of the Company and its subsidiaries, who will not receive additional compensation therefor, may solicit Exchanges from holders of the Debentures. This Exchange Offer is directed solely to existing Debentureholders.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Offering Circular. If given or made, the information or representations should not be relied upon as having been authorized by the Company. The delivery of this Offering Circular shall not, under any circumstances, imply that the information herein is correct as of any time subsequent to its date.

         This Offering Circular does not constitute an offer to any person in any jurisdiction in which any such offer would be unlawful, and the Company will not accept tenders from holders of Debentures in any jurisdiction in which such acceptance would not be in compliance with applicable securities or blue sky laws of such jurisdiction.

         This Offering Circular mentions private unregistered sales of the Company's Common Stock and convertible debt. Such shares upon issuance are restricted pursuant to the Securities Act and may not be resold without registration under the Securities Act or an appropriate exemption. No offer thereof, express or implied, is made herein.


                             ADDITIONAL INFORMATION

         Continental Stock Transfer & Trust Company has agreed to provide certain services as Exchange Agent in connection with the Exchange Offer. The Trustee of the Debentures is Bank of America, National Trust and Savings Association. Holders of Debentures who require assistance should contact the Company, attention Kerri Ruppert, Vice President, Chief Accounting Officer and Secretary/Treasurer, at 4350 Von Karman Avenue, Suite 280, Newport Beach, California 92660, (800) 678-2273 or the Exchange Agent, Continental Stock Transfer & Trust Company at 2 Broadway, 19th Floor, New York, New York 10004,
(212) 509-4000, Ext. 227, or the Trustee, Bank of America, National Trust and Savings Association, 333 South Beaudry Avenue, 25th Floor, Los Angeles, California 90017, (213) 345-4652, Attention: Sandy Chan.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         This Offering Circular does not contain all of the information set forth in the Schedule 13E-4, as the same from time to time may hereafter be amended, of which this Offering Circular is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Schedule 13E-4, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of documents incorporated by reference herein or other appendices or supplements to this Offering Circular.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995 including portions of the Company's definitive Proxy Statement for the 1995 Annual Meeting of Stockholders incorporated therein by reference;

         b. The Company's Current Reports on Form 8-K and Amendment No. 1 on Form 8-K/A filed on or about August 15, 1995 reporting under
                 Item 4 certain descriptions and required information regarding the disassociation of the Company and Arthur Andersen LLP and the engagement of Ernst & Young LLP.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Offering Circular and to be part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

         The Company will provide, without charge, to each person, including any beneficial owner, to whom this Offering Circular is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information this Offering Circular incorporates). Such requests should be directed to Kerri Ruppert, Vice President, Chief Accounting Officer and Secretary/Treasurer of the Company, at
(800) 678-2273.


                               TABLE OF CONTENTS
                                                                                                                    Page

OFFERING SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

PURPOSE OF THE EXCHANGE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . .    3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

PRICE RANGE OF  DEBENTURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         TERMS OF THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         THE DEBENTURE ACCELERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         PROCEDURES FOR TENDERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         GUARANTEED DELIVERY PROCEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         CONDITIONS OF THE EXCHANGE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         ACCEPTANCE OF DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES  . . . . . . . . . . . . . . . . . . . .    8
         WITHDRAWAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         EXCHANGE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         PAYMENT OF EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

OTHER FACTORS TO CONSIDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Price Range of the Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Shares Eligible for Future Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Common Stock Purchase Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Common Stock Transfer Agent, Dividend Disbursing Agent and Registrar . . . . . . . . . . . . . . . . . . .   13
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Delaware Law and Certain Charter Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

DESCRIPTION OF DEBENTURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Conversion of Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Optional Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Sinking Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Subordination of Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Events of Default and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Merger, Consolidation, or Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Amendment, Supplement and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Transfer and Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Concerning the Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Failure to Consummate Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Ability of the Company to Continue as a Going Concern; Explanatory Paragraph in Auditors' Report . . . . .   19
         Priorities of Securities and Other Considerations Relating to Any Future Bankruptcy of the Company . . . .   19
         Preference and Fraudulent Conveyance Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20



         No Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         History of Losses and Anticipated Future Losses; Uncertainty of Future Profitability . . . . . . . . . . .   21
         Additional Risk Factors With Respect to Holders of Debentures Not Tendered in the Exchange Offer . . . . .   21
         Delay in Completion of the Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Need for Additional Funds; Uncertainty of Future Funding . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Dependence on Reimbursement by Third-Party Payors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Uncertainty of Pricing; Healthcare Reform and Related Matters  . . . . . . . . . . . . . . . . . . . . . .   22
         Management of Expansion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Management of Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Shares Eligible for Future Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Price Volatility in Public Market  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Anti-takeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

INTERESTS OF CERTAIN PERSONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

PRINCIPAL STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

CHANGES IN ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                                OFFERING SUMMARY

         The following is a summary of certain features of the Exchange Offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information included elsewhere in this Offering Circular.

                         PURPOSE OF THE EXCHANGE OFFER

         The Debentures have been accelerated, and are currently due and payable immediately, subject to rescission of the acceleration requiring that notice to the Company and the Trustee be given by holders of a majority in original principal amount of the outstanding Debentures; and that all continuing Events of Default be appropriately covered or waived prior to the rescission becoming effective; subject further to the rights of holders of Senior Debt according to the subordination provisions of the Debentures to cause payments by the Company and its Agents to be prohibited from being made in exchange for Debentures or otherwise on account of the Debentures. The exchange offer is limited to any or all of the outstanding Debentures, in integral multiples of $1,000. The issuance of Common Stock and payment in cash at a discount to the face amount would improve the Company's balance sheet, and if holders of a majority of the Debentures notify the Trustee of rescission of acceleration of the Debentures the Debentures will be reinstated as maturing April 15, 2010. Should the holders of a majority in principal amount of Debentures outstanding not give notice of rescission of acceleration of the Debentures, the Company has no present intention to retire the remaining Debentures voluntarily prior to their original maturity date.

                               THE EXCHANGE OFFER

THE OFFERING..................    The Company is offering to exchange the Exchange Consideration, as defined below,  for each $1,000 principal amount of outstanding Debentures properly tendered and accepted for exchange in the
                                  Exchange Offer.  See "The Exchange Offer--Terms of the Exchange Offer."

EXCHANGE CONSIDERATION.........   The Company is offering a principal payment of $500 in cash plus 16 shares of Common Stock representing approximately $120 worth in defined value of Common Stock (subject to payment in cash in lieu of fractional shares) plus an interest payment of $80.00 in cash.  All Debentureholders that tender Debentures will be deemed to have waived accrued interest since April 15, 1994 (and interest on default interest since October 15, 1994) to the extent the accrued amount exceeds the interest payment of $80 in cash.

EFFECTS OF TENDERING DEBENTURES   Tendering Debentureholders will receive Exchange Consideration for Debentures and the waiver of a portion of the accrued interest.  Also the tender of Debentures, unless properly withdrawn, will constitute an instruction to the Trustee not to institute any remedy to collect the Debentures prior to rescission of the acceleration.  Also, as a condition to the Company's obligation to consummate the Exchange, the acceleration must be rescinded.  Rescission of acceleration will have significant effects on tendering Debentureholders if the Exchange is not consummated and on all non-tendering Debentureholders.  See "Risk Factors."

EXPIRATION DATE...............    5:00 p.m., New York City time, on October 12, 1995, unless extended by the Company.  See "The
                                  Exchange Offer--Expiration Date; Extensions; Termination; Amendments."

WITHDRAWAL OF TENDERS.........    Tenders of Debentures may be withdrawn at any time prior to the Expiration Date or at any time after October 16, 1995.  See "The Exchange Offer--Withdrawal Rights."

ACCEPTANCE OF DEBENTURES......    The Company will accept for exchange any and all Debentures which are properly tendered in the
                                  Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.  See "The Exchange
                                  Offer-- Acceptance of Debentures for Exchange."

CONDITIONS OF THE EXCHANGE
  OFFER.......................    The Company's obligation to consummate the Exchange Offer is not conditioned upon any minimum principal amount of Debentures being tendered for exchange.  The Exchange Offer is, however, subject to the Company's ability to raise sufficient funds, the rescission of acceleration of the
                                  Debenture, the absence of certain actions or notices by Senior Debt holders, and certain customary conditions, certain of which may be waived by the Company. See "The Exchange  Offer--Conditions of
                                  the Exchange."

PROCEDURES FOR TENDERING
DEBENTURES..................      Each holder of Debentures wishing to accept the Exchange Offer must complete and sign the Letter of Transmittal, in accordance with the instructions contained herein and therein, and forward or hand deliver such Letter of Transmittal to the Exchange Agent at one of the addresses set forth herein and therein. Any holder of Debentures whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or nominee is urged to contact such registered holder promptly if such holder wishes to accept the Exchange Offer. Holders whose certificates representing their Debentures are not immediately available or who cannot deliver their certificates or any other required documents to the Exchange Agent prior to 5:00 p.m., New York
                                  City time, on the Expiration Date may tender their Debentures pursuant to the guaranteed delivery procedure set forth herein.  See "The Exchange Offer--Procedures for Tendering" and "--Guaranteed
                                  Delivery Procedure."


NOTICES OF RESCISSION
   OF ACCELERATION............    The Company's Debentures have been and are immediately due and payable.  The Company requests that all Debentureholders submit Notice of Rescission of Acceleration to the Trustee.  While the
                                  acceleration of


                                  Debentures is continuing, the Trustee can obtain a judgment against the Company in the amount of the full face value of the Debentures, plus interest and costs.

SENIOR DEBT....................   The Senior Debt, as defined in the Indenture, which has matured, by acceleration or otherwise, must be paid prior to any payment to Debentureholders.  Any Senior Debt holder who commences any legal proceeding or gives notice concerning any default that would permit the
                                  Senior Debt to be accelerated can effectively prevent or delay payment to Debentureholders.

EFFECTS OF THE RESCISSION
OF ACCELERATION...............    Rescission of acceleration may affect the rights of Debentureholders relative to other creditors.
                                  The Company intends to consummate the Exchange Offer as promptly as legally practicable following or concurrently with the effective rescission of acceleration.

INTEREST PAID OR PAYABLE TO
OTHER THAN THE TENDERING
RECORD HOLDER.................    Debentureholders intending to tender in the Exchange Offer must properly Tender before the
                                  Expiration Date, as the same may be extended from time to time at the Company's sole discretion.  If Debentures are tendered after the Expiration Date by a successor or transferee of the record holder on the interest payment date, the Tendering Debentureholder will be offered the Exchange Consideration minus the interest paid or payable to the predecessor, unless the predecessor assigns the interest payable to the tendering record holder, who re-assigns the same to the Company on a form acceptable to the Company and its legal counsel.

TRADING.......................    The Company's Debentures are traded in the over-the-counter market; however, trading is sporadic.
                                  The Company's shares of Common Stock are traded on the New York Stock Exchange ("NYSE") and the
                                  Common Shares included in the Exchange Consideration have been approved for listing on the NYSE subject to notice of issuance.

EXCHANGE AGENT................    Continental Stock Transfer & Trust Company.  See "The Exchange Offer --Exchange Agent."

FURTHER INFORMATION...........    For further information, please contact the Company, attention Kerri Ruppert, Vice President,
                                  Chief Accounting Officer and Secretary/Treasurer, at (800) 678-2273 or Continental Stock Transfer
                                  & Trust Company, the Exchange Agent at (212) 509-4000, Ext. 227.


      SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION

                                THE DEBENTURES                                 EXCHANGE CONSIDERATION
                              --------------------------------                 -------------------------------

INTEREST...................   7 1/2% per annum calculated on a                 $80.00 in cash.
                              30-day month and 360 day year
                              basis.  Unpaid interest has accrued at
                              7 1/2% per annum since April 15, 1994,
                              on the face value of Debentures. While
                              an Event of Default is continuing, Debentures
                              earn interest on default interest at
                              7 1/2% per annum.  The missed payment dates
                              were October 15, 1994 and April 15,
                              1995.  Approximately $117 aggregately
                              thereof has accrued and will have
                              accrued on each $1,000 face value to
                              October 15, 1995.

MATURITY...................   April 15, 2010, subject to                       Upon the Exchange that occurs if and
                              acceleration in the event of                     when the Exchange Offer is successfully completed.
                              notice by the Trustee or at                      Completion of the Exchange Offer is subject
                              least 25% in principal amount                    to a high degree of risk. See "Risk Factors."
                              of Debentures following the
                              existence and continuation of
                              an event of default.
                              Acceleration can be rescinded
                              if a majority in principal
                              of outstanding Debentures give
                              notice and defaults are cured
                              or waived.

CONVERSION OR EXCHANGE.....   Convertible into Common Shares                   Exchangeable for $500 in cash and 16 shares of
                              at $230.21 per share.  The                       Common Stock.  For each $62.50 in face value,
                              conversion price is subject to                   a Debenture can be exchanged for one (1) share of
                              adjustment to prevent dilution                   Common Stock and $31.25 in cash.
                              in certain events.


RANKING....................   Unsecured general obligations                   Payments received in the Exchange Offer. by
                              of the Company subordinate to                   Debentureholders may be subject to claims of Senior
                              all existing and future Senior                  Debt or other creditors, and, if the competing
                              Debt of the Company (as                         creditors prevail in asserting their claims,
                              defined).  Secured Senior Debt                  the Exchange Consideration may be forfeitable.
                              totalled approximately $2.0                     See "Preference and Fraudulent Conveyance
                              million at August 31, 1995.                     Considerations."


REDEMPTION AT OPTION OF THE
  COMPANY..................   Redeemable at any time in whole                 No redemption.
                              or in part at the option of the
                              Company at the principal
                              amount, together with accrued
                              interest.


                                  THE COMPANY

         Comprehensive Care Corporation (the "Company") was incorporated in Delaware in 1969. The Company, directly or through subsidiaries, engages in providing behavioral health care and substance abuse treatment on a managed-care or contract basis. The Company owns six freestanding hospital facilities (three of which are closed and held for sale) and leases one.

         While the Company generates losses from its own operations, in fiscal 1995 it relied for its cash requirements on funds generated by its subsidiaries, principally CareUnit, Inc., a Delaware corporation; the dispositions of freestanding hospital facilities; $2.5 million of equity private placements and a convertible debt private placement of $2.0 million. Such sources were adequate to meet most of the Company's cash requirements in fiscal 1995, in addition to cost savings measures.

         At September 11, 1995, the Company's outstanding Debentures (originally issued pursuant to a public offering of the Company), aggregated $9,538,000 in original principal amount. In fiscal 1996, the Company is required to make a "global restructuring" with respect to the Debentures, in accordance with an agreement between the Company and a Debentureholder' representative. To the extent Debentures are converted into Common Stock of the Company (as has been the case with $36,462,000 principal amount since 1985), the subordinated debt related thereto is retired and becomes part of stockholders' equity. Funds generated from new financing may be necessary in order for the Exchange Offer to be consummated or for the Debentures to be repaid all outstanding indebtedness thereunder. The Company expects to continue to meet its obligations in accordance with their terms, provided the acceleration of the Debentures is rescinded by a majority in principal amount of all outstanding Debentures.
Other conditions also must be satisfied for the Company to have an obligation, or to be able, to cause the Exchange Offer to be consummated.


                RECENT TRANSACTIONS IN SECURITIES OF THE COMPANY

         There have been no transactions in the Debentures by the Company or any of its executive officers, directors, affiliates or any associate or subsidiary thereof during the forty (40) business days of the Company immediately preceding the date of this Offering Circular.


                           PRICE RANGE OF  DEBENTURES



         The Debentures are traded in the over-the-counter market; however there is only sporadic trading. As of September 11, 1995, the reported bid price per $1,000 face amount was $570 and the reported asked price was $600 according to one broker as based only on information known to the broker. The existence of a reported price does not imply that an active trading market exists or in the future will exist. In the event that a substantial portion of the Debentures are exchanged by the holders thereof, the trading, if any, may become more sporadic.

                               THE EXCHANGE OFFER


TERMS OF THE EXCHANGE OFFER

         The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange the Exchange Consideration for each $1,000 principal amount of its outstanding Debentures and a waiver of interest accrued thereon to the extent exceeding $80 at the time of a consummation of the Exchange. Approximately $116.72 of interest and interest on default interest has accrued or shall have accrued to October 15, 1995.

         The Exchange Consideration is comprised of a principal payment of $500 in cash plus $120 worth in defined value of Common Shares and an interest payment of $80 in cash.

         Accrued interest from April 15, 1994, the day to which interest was paid on all Debentures, to the Expiration Date will not be paid on Debentures exchanged, except for the interest payment of $80 in cash included in the Exchange Consideration.

         Although the Company has no present intention to do so, if it should modify the consideration offered for the Debentures in the Exchange Offer, such modified consideration would be paid with regard to all Debentures accepted in the Exchange Offer. If the consideration is modified, the Exchange Offer will remain open at least 10 business days from the date the Company first gives notice, by public announcement or otherwise, of such modification, when required by law. The modified consideration may provide for different alternatives, provided that the modified consideration would be paid in regard to all Debentures electing the alternative that was modified.

         As of September 11, 1995, $9,538,000 in aggregate original principal amount of the Debentures was outstanding. This Offering Circular, together with the Letter of Transmittal, is being sent to all record holders of the Debentures and is being forwarded by certain record holders to beneficial holders. The Company is paying the costs of distribution and printing of this information. The Company will reimburse costs of transmitting documents.

         The Company reserves the right in its sole discretion to purchase or make offers for any Debentures that remain outstanding subsequent to the Expiration Date. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         Tendering holders of Debentures will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Payment of Expenses" below.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

         The Exchange Offer will expire at 5:00 p.m., New York City time, on October 12, 1995, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent and the Trustee of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         While it does not foresee doing so, the Company reserves the right (i) to delay accepting any Debentures for exchange and to extend or to terminate the Exchange Offer and not accept for exchange any Debentures if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay or termination to the Exchange Agent and the Trustee or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance for exchange, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment, and the Company will extend the applicable Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Debentures, if the Exchange Offer would otherwise expire during such five to 10 business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions of the Exchange Offer."

THE DEBENTURE ACCELERATION

         A group of holders and purported holders of Debentures declared an acceleration of the principal amount outstanding under the Debentures in the aggregate amount of $9,538,000 plus interest, and such amount became immediately due and payable as of approximately February 10, 1995. On February 24, 1995 three of such persons filed an involuntary petition in United States Bankruptcy Court for the Northern District of Texas under Chapter 7 of the U.S. Bankruptcy Code. The petition was dismissed without protest from the bankruptcy petitioners on March 6, 1995. The representative of this subset of the Debentureholders agreed and consented to the dismissal of the petition before any bankruptcy case had commenced against the Company.

         Subject to certain limitations, holders of a majority in principal amount of the outstanding Debentures may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it. Therefore, a majority in interest of the Debentures are entitled to direct the Trustee not to pursue any remedy that may be requested by less than a majority of Debentureholders. Their approval of rescission of the acceleration of the Debentures will be a condition to the Company's offer to exchange any cash or property (other than capital stock) to Debentureholders, solely by virtue of the terms of the Exchange Offer and the notice given by the Company of record dates for payments of interest due or to become due.

         If the Debentureholder rescind the acceleration and restore the Debentures to the status before having suffered Events of Default, with the past due interest paid on non-tendered Debentures or waived as to all tendered Debentures (except as to the $80.00 included in the Exchange Consideration), the original terms of the Debentures will be reinstated with principal due in April 2010 and interest payable semi-annually at the rate of 7 1/2% per annum.

         The Letter Agreement provides that the Company may condition the Exchange Offer on at least $2.5 million in principal amount of Debentures being tendered by Debentureholders represented by Mr. Jay H. Lustig. However, whether or not any such holder of an outstanding Debenture elects to exchange such holder's Debenture pursuant to the Exchange Offer has not been agreed upon.

         Each Debentureholder will be requested to sign a Notice of Rescission of Acceleration and forward it to the Trustee. Your Board of Directors recommends that each of the holders of Debentures execute and return a Notice of Rescission of Acceleration. Pursuant to the Indenture, the rescission may itself be revoked until the conditions to rescission of acceleration are met, including that a majority in interest has submitted notices of rescission and the non-payment of interest accrued since April 16, 1994, and default interest, have been cured or waived.

PROCEDURES FOR TENDERING

         The acceptance of the Exchange Offer by a holder of the Debentures pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         To be tendered effectively, the Debentures in integral multiples of $1,000 face value, together with the properly completed Letter of Transmittal (or facsimile thereof), executed by the registered holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date, except as otherwise provided below under the caption "Guaranteed Delivery Procedures." LETTERS OF TRANSMITTAL AND DEBENTURES SHOULD NOT BE SENT TO THE COMPANY.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Debentures tendered pursuant thereto are tendered (i) by a registered holder of the Debentures who has not completed the box entitled "Special Issuance and Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or a member of the NASD or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

         The method of delivery of Debentures and other documents to the Exchange Agent is at the election and risk of the holder. If such delivery is by mail it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent before the Expiration Date.

         The Exchange Agent will make a request to establish accounts with respect to the Debentures at the Depository Trust Company ("DTC"), the Midwest Securities Transfer Company ("MSTC") and the Philadelphia Depository Trust Company ("PHILADEP" and, together with DTC and MSTC, collectively referred to herein as the "Book-Entry Transfer Facilities") for the purpose of the Exchange Offer promptly after the date of this Offering Circular.

         Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry transfer of the Debentures by causing DTC, MSTC or PHILADEP to transfer such Debentures into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Debentures may be effected through book-entry transfer in the Exchange Agent's account at DTC, MSTC or PHILADEP, the Letter of Transmittal (or facsimile thereof), with all required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at one of its addresses set forth below prior to 5:00 p.m., New York City time, on the Expiration Date, except as provided below under the caption "Guaranteed Delivery Procedure." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         If the Letter of Transmittal is signed by a person other than a registered holder of any certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificate(s).

         If the Letter of Transmittal or Guaranteed Delivery Form or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Debentures will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived.

         Any Debentures received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURE

         If a holder of the Debentures desires to tender his Debentures and the certificate(s) representing such Debentures are not immediately available, or time will not permit such holder's certificate(s) or any other required documents to reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date, a tender may be effected if:

         (a)     The tender is made by or through an Eligible Institution;

         (b) Prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Guaranteed Delivery Form (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Debentures and the principal amount of the Debentures tendered, stating that the tender is being made thereby and guaranteeing that, within three trading days after the Expiration Date, the certificate(s) representing the Debentures, accompanied by a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) The certificate(s) for all tendered Debentures, or a confirmation of a book-entry transfer of such Debentures into the Exchange Agent's applicable account at a Book-Entry Transfer Facility as described above, as well as a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three trading days after the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange Exchange Consideration for, any Debentures not theretofore accepted for exchange or exchanged, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Debentures, if any of the following conditions exist:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

         (b) here shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

         (c) there shall not have occurred a rescission of the acceleration of the Debentures; or

         (d) the Company shall not have obtained sufficient funds to exchange for all tendered Debentures and to pay all Senior Debt that has theretofore matured; or

         (e) the Company shall be notified in writing of a default under a Senior Debt, as defined in the Indenture, that entitles the holder to accelerate its maturity or otherwise becomes aware of any circumstances that would not permit payment or delivery of the Exchange Consideration to holders of the Debentures; or

         (f) the Exchange Offer shall be required by law to remain open for a longer period of time or to be amended.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

ACCEPTANCE OF DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES

         Tenders will be accepted only in principal amounts of $1,000 and integral multiples thereof.

         Upon the terms and subject to the conditions of the Exchange Offer, promptly after the Expiration Date the Company will accept all Debentures validly tendered and not withdrawn. The Company will deliver the Exchange Consideration in exchange for Debentures promptly following acceptance of the Debentures.

         For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Debentures when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holder of Debentures for the purposes of receiving Exchange Consideration from the Company. Under no circumstances will interest be paid by the Company by reason of any delay in making such payment or delivery.

         If any tendered Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Debentures will be returned, without expense, to the tendering holder thereof(or, in the case of Debentures tendered by book-entry transfer, to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

         Any registered holder of Debentures who has tendered Debentures may withdraw the tender at any time prior to 5:00 p.m., New York City time, on the Expiration Date, and, unless previously accepted for exchange by the Company, after 5:00 p.m., New York City time, on __________, 1995, by delivery of written notice of withdrawal to the Exchange Agent.

         To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must (a) be timely received by the Exchange Agent at the address set forth herein, (b) specify the name of the person having tendered the Debentures to be withdrawn, (c) indicate the Debentures to which it relates (or if the tender was by book-entry transfer, information sufficient to enable the Exchange Agent to identify the Debentures so tendered) and the aggregate principal amount of Debentures to be withdrawn and (d) be (i) signed by the holder in the same manner as the original signature on the Letter of Transmittal (including a guarantee of signature, if required) or (ii) accompanied by evidence satisfactory to the Company that the holder withdrawing such tender has succeeded to beneficial ownership of such Debentures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificate(s) evidencing the Debentures withdrawn must also be so furnished to the Exchange Agent as aforesaid prior to the physical release of the certificates for the withdrawn Debentures. If Debentures have been tendered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal must also specify the name and number of the account at DTC, MSTC or PHILADEP to be credited with the withdrawn Debentures.
Withdrawals of tenders of Debentures may not be rescinded, and any Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn Debentures may be rendered by again following one of the procedures described herein at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding. None of the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXCHANGE AGENT

         Continental Stock Transfer & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Debentures, Letters of Transmittal, and any other required documents thereunder, should be sent to the Exchange Agent, at the addresses set forth on the back cover hereof.

         Requests for additional copies of this Offering Circular or the Letter of Transmittal or for additional information should be directed to Kerri Ruppert, Vice President, Chief Accounting Officer and Secretary/Treasurer of the Company, at (800) 678-2273.

         LETTERS OF TRANSMITTAL AND DEBENTURES SHOULD NOT BE SENT TO THE
COMPANY.

PAYMENT OF EXPENSES

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for their reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Debentures, and in handling or forwarding tenders for their customers.

         The cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and, are estimated at $0.2 million.

         The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Debentures to it or its order pursuant to the Exchange Offer. If, however, the Exchange Consideration and/or substitute Debentures for principal amounts not exchanged are to be delivered or paid to, or are to be registered or issued in the name of, any person other than the registered holder of the Debentures tendered hereby, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer and sale of Debentures to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder.

                           OTHER FACTORS TO CONSIDER


Price Range of the Common Shares

         The Common Shares are traded on the NYSE. The following table sets forth the range of reported high and low prices on the NYSE Composite tape for the Common Shares for the fiscal quarters indicated.

                    1994                        HIGH     LOW
--------------------------------------------    ----     ---
First Quarter...............................  $11 1/4  $6 1/4
Second Quarter..............................    8 3/4   6 1/4
Third Quarter...............................   12 1/2   5
Fourth Quarter..............................    8 3/4   5

                    1995
--------------------------------------------
First Quarter...............................  $ 8 3/4  $2 1/2
Second Quarter..............................    7 3/4   5
Third Quarter...............................    9 3/8   5 1/4
Fourth Quarter..............................    8 3/4   5

                    1996
--------------------------------------------
First Quarter...............................  $ 8 7/8  $6


On September 11, 1995 the closing sales price per share of the Common Shares as reported on the NYSE composite tape was $8 7/8 ($8.875).

         (a) At August 31, 1995, there were 2,656,936 issued and outstanding shares of Common Stock, including 442,433 fully-paid shares issuable to satisfy private placement agreements of the Company, the issuance of which is conditioned on their NYSE subsequent listing approval and certain stock registrar and other general administrative matters related to their issuance. Shares outstanding at August 31, 1995 did not include any other shares that were reserved for issuance but not issued. As of July 31, 1995, the Company had 1,929 stockholders of record of Common Stock. These included 1,322 record holders of certificates representing 619,430 shares of old Common Stock, par value $.10 per share, which entitle the holder to a certificate representing one share of Common Stock for every 10 old shares surrendered, plus a payment of cash in lieu of any resultant fraction of a share of Common Stock.

         (b) No cash dividend was declared during any quarter of fiscal 1995, 1994 or 1993, a result of the Company's operating losses and restrictions contained in the Company's primary loan agreement and 7 1/2% Convertible Subordinated Debentures due 2010. The Company does not expect to resume payment of cash dividends in the foreseeable future.

         (c) On May 16, 1994, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of one share for each ten or fewer shares of the Company's Common Stock, with the specific ratio to be selected by the Board of Directors. The stockholders also approved amendments to the Certificate of Incorporation reducing the par value of the Company's Common Stock to $.01 per share and reducing the number of authorized shares of Common Stock to five times the number of shares outstanding, reserved or otherwise committed for future issuance but not less than 12.5 million. The reserve stock split and amendments to the Certificate of Incorporation were to become effective on any date selected by the Board of Directors prior to February 16, 1995.

                 The Board of Directors effected a one-for-ten reserve stock split effective October 17, 1994. On the effective date of the reverse stock split, the Certificate of Incorporation was amended to reduce the par value of the Common Stock to $.01 per share and to reduce the number of authorized shares of Common Stock to 12.5 million. The share figures contained in this statement reflect the effect of the reverse stock split, which would be to reduce the number of shares set forth by a factor of ten, with each stockholder's proportionate ownership interest remaining constant, subject to payment in cash in
                 lieu of fractional shares.   The number of outstanding shares
                 includes the shares of the Company's Common Stock, par value $.01 per share, receivable upon surrender of stock certificates by all record holders of certificates that represented the Company's Common Stock, par value $.10 per share, before the October 21, 1994 one-for-ten reverse stock split.

         (c) In October 1994, the New York Stock Exchange, Inc. ("NYSE") notified the Company that it was below certain quantitative and qualitative listing criteria in regard to continued listing of the Common Stock for trading on the NYSE.

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Lower public market prices, then, may adversely affect the Company's ability to raise additional capital in the capital markets at prices favorable to the Company. Upon completion of the Exchange Offer, assuming the prior issuance of the maximum number of shares of Common Stock issuable in securities placement transactions and the exchange of all outstanding Debentures on the terms of the Exchange Offer, the Company will have approximately 3,700,000 shares of Common Stock outstanding. Of these shares, approximately 2,350,000 shares, including shares received by registered holders of Debentures exchanged pursuant to the Exchange Offer, will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Act"), unless the shares, or Debentures, as the case may be, were acquired from the Company or an underwriter for the Company or "affiliates" of the Company as that term is used under the Act in a transaction not involving a public offering.

         The remaining 1,350,000, approximately, outstanding shares would be "restricted securities" as defined in Rule 144 under the Act ("Restricted Shares"). Restricted Shares will become eligible for sale (subject to the provisions of Rule 144) in the public market on various dates hereafter. In general, under Rule 144 as currently in effect, any person (or persons whose shares would be aggregated) who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of two maximum amounts: (i) one percent (1%) of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding such a sale. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the restricted shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. In meeting the two-year and three-year holding periods as described above, a holder of the Restricted Shares is not entitled to count the holding period of an affiliate of the Company who held the Restricted Shares except in cases of a bona fide pledge, gifts or the like.

         In addition there are approximately 900,000 shares of Common Stock reserved for issuance under outstanding employee options under the plans and options under the plans relating to 240,000 of such shares have bene granted and have not expired.

         The Company intends to file registration statements on Form S-8, or post-effective amendments to previously filed Forms S-8, under the Act to register approximately 900,000 shares of Common Stock reserved for issuance under its 1988 Incentive Stock Option Plan ("ISO Plan") and 1988 Nonqualified Stock Option Plan ("NSO Plan") and Directors' Plan ("Directors Plan"), thus permitting the immediate resale of shares issued under these plans in the public market without restriction under the Act, subject to short-swing profit restrictions.

         When Restrictions                  Shares Eligible
               Lapse                        for Future Sale                      Comment
    ---------------------------             ---------------                      -------
Upon the Exchange.                   Up to approximately 152,608          Freely tradeable.
                                     shares of Common Stock that may
                                     be exchanged as a portion of the
                                     Exchange Consideration for
                                     Debentures

Upon filing registration             Up to approximately 900,000          Freely tradeable.
statements on Form S-8               shares of Common Stock issuable
                                     under the 1988 ISO Plan, the 1988
                                     NSO Plan or the 1994 Directors'
                                     Plan


When Restricted Shares have been     All Restricted Shares                Saleable under Rule 144, subject
held for two years or more.                                               to certain numeric  restrictions


When Restricted Shares have been     All Restricted Shares held by        Saleable under Rule 144(k) by
held three years or more.            non-affiliates                       non-affiliates without numeric
                                                                          restriction

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 12,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 60,000 shares of Preferred Stock, $50.00 par value per share.

COMMON STOCK

         At August 31, 1995, there were 2,656,936 issued and outstanding shares of Common Stock, including 442,433 fully-paid shares issuable to satisfy private placement agreements of the Company, the issuance of which is conditioned on their NYSE subsequent listing approval and certain stock registrar and other general administrative matters related to their issuance. As of July 31, 1995, the Company had 1,929 stockholders of record of Common Stock. These included 1,322 record holders of certificates representing 619,430 shares of old Common Stock, par value $.10 per share, which entitle the holder to a certificate representing one share of Common Stock for every 10 old shares surrendered, plus a payment of cash in lieu of any resultant fraction of a share of Common Stock.

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The Company's Restated Certificate of Incorporation grants the Board of Directors express authority to fix the designations, powers, preferences, rights, qualifications, limitations, restrictions, dividend rates, and, if any, the redemption rights, liquidation rights, sinking fund provisions, conversion rights and voting rights of any future series of Preferred Stock which may be issued. Thus, the Board of Directors may create one or more series of Preferred Stock which may adversely affect the holders of shares of Common Stock. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The holders of Common Stock are entitled to cumulative voting rights in the election of directors, and one vote per share in all other matters. There are no redemption or sinking fund provisions applicable to the Common Stock. There are no preemptive or conversion rights applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this offering shall be fully paid and nonassessable.

         In October 1994, the New York Stock Exchange, Inc. ("NYSE") notified the Company that it was below certain quantitative and qualitative listing criterion in regard to net tangible assets available to common stock and three year average net income. The Listing and Compliance Committee of the NYSE has determined to monitor the Company's progress toward returning to continuing listing standards. Management anticipates success in "global restructuring" (see Note 2 to the Company's Consolidated Financial Statements included herein) will be necessary to satisfy the Committee of the Company's progress. The Company met with representatives of the NYSE during the third quarter of fiscal 1995 and again during the first quarter of fiscal 1996 to discuss the Company's financial condition and intention to issue shares without seeking approval of shareholders. No assurance can be given that the steps of the restructuring will be successfully completed.

COMMON STOCK PURCHASE RIGHTS

         On the terms, and subject to the conditions, of the Restated and Amended Rights Agreement dated April 19, 1988, as restated and amended on October 21, 1994, between the Company and Continental Stock Transfer & Trust Company, each share of Common Stock includes a right to purchase an additional share of Common Stock or shares of any acquiring company at a formula price generally less than the prevailing price thereof in certain defined events, such as an acquisition by a third party of a substantial portion of the shares of Common Stock, unless in each such case the transaction is approved by the Board of Directors excluding any directors that are affiliated with the acquiring person.

REGISTRATION RIGHTS

         The Company has granted registration rights to certain private investors. The private placement agreements all provide for demand
registration by the  investor and other incidental registration rights.   If
registration rights are exercised, any substantial number of shares that are registered at one time would be likely to have an adverse effect on the market price of the Common Stock. See "Other Factors to Consider--Shares Eligible for Future Sale." The Company has not been able to comply with registration provisions, which could result in claims against the Company for any monetary damages suffered by the investors.

COMMON STOCK TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND REGISTRAR

         The stock transfer agent, dividend disbursing agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

         No shares of Preferred Stock are outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         The Company's Restated Articles of Incorporation includes a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such voting rights and other provisions as the Board of Directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, and anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction , or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         The Company's Restated Certificate of Incorporation includes a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such voting rights and other provisions as the Board of Directors may determine. This provisions may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provisions may delay or prevent a change of control of the Company. See "Preferred Stock."

                           DESCRIPTION OF DEBENTURES

         $46,000,000 principal amount, at a price of 100% of face amount plus accrued interest, of the Company's 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 (the "Debentures") were issued under an Indenture dated as of April 15, 1985 (the "Indenture") between the Company and Bank of America National Trust and Savings Association, as trustee (the "Trustee"). At August 31, 1995, $9,538,000 in principal amount remained outstanding.

         The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "1939 Act") as in effect on the date of the Indenture. The Debentures are subject to all such terms, and persons interested in terms are referred to the Indenture and the 1939 Act for a statement thereof. This summary makes use of terms defined in the Indenture and does not purport to be complete, and is qualified in its entirety by references to the Indenture and the 1939 Act. All references to "Section," "Article" or "Paragraph" in this section refer to the applicable Section or Article of the Indenture or the applicable Paragraph in the form of Debenture included in the Indenture, as the case may be.

GENERAL

         The Debentures represent general unsecured obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures." The Debentures are convertible into the Company's Common Stock as described under "Conversion of Debentures." The Debentures are issued in fully registered form only in denominations of $1,000 or any whole multiple thereof, and will mature on April 15, 2010. The Debentures are traded in the over-the-counter market.

         The Company pays interest on the Debentures at the rate of 7 1/2% per annum to the persons who are registered holders of Debentures at the close of business on the April 1 or October 1 next preceding the interest payment date. Interest is payable semiannually on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The Company may pay principal and interest by its check and may mail interest checks to a holder's registered address. Principal and premium, if any, will be payable, and the Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee in Los Angeles, California.

CONVERSION OF DEBENTURES

         The holder of any Debenture will be entitled at any time prior to the close of business on April 15, 2010, subject to prior redemption, to convert the Debentures or portions thereof which are $1,000 or whole multiples thereof, at the principal amount thereof, into shares of Common Stock of the Company, at the adjusted conversion price of $230.21 per share, subject to further adjustment as described below. On each semi-annual interest payment date, interest will be paid to the registered holder as of the record date for payment. Debentures that are surrendered for conversion after the record date for the payment of interest would receive the interest payable (Paragraph 2). No other payment or adjustment will be made on conversion of any Debenture for interest accrued thereon or dividends on any Common Stock issued (Section 10.02). The Company will not issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion (Section 10.03 and Paragraph 8). In the case of Debentures called for redemption, conversion rights will expire at the close of business the fifth business day prior to the redemption date (Section 3.03 and Paragraph
8).

         The conversion price is subject to adjustment as set forth in the Indenture in certain events, including: the issuance of stock of the Company as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance of stock of the Company upon certain reclassifications of its Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at less than the current market price (as defined); the distribution to all holders of Common Stock of debt securities or assets of the Company or rights or warrants to purchase assets or securities of the Company (excluding cash dividends or distributions paid out of current or retained earnings); the issuance of shares of Common Stock (with certain exceptions) for less consideration than the current market price; and the issuance of securities convertible into or exchangeable for shares of Common Stock (other than pursuant to transactions described above and with certain exceptions) for a consideration per share of Common Stock deliverable on such conversion or exchange that is less than the current market price of the Common Stock. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the price then in effect; but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase Common Stock pursuant to a Company dividend or interest reinvestment plan. In addition, no adjustment need be made if holders of Debentures are to participate in such transactions on a basis and with notice that has been determined to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. The Company may at any time reduce the conversion price by any amount, provided that any such reduction must be effective for a minimum period of 15 days. If the Company consolidates or merges into or transfers or leases all or substantially all of its assets to any person, the Debentures will become convertible into the kind and amount of securities, cash or other assets which the holders of the Debentures would have owned immediately after the transaction if the holders had converted the Debentures immediately before the effective date of the transaction (Sections 10.06-10.18).

         If the Company makes a distribution resulting in an adjustment to the conversion price and such adjustment is considered to result in an increase in the proportionate interests of the holders of the Debentures in the assets or earnings and profits of the Company, holders of the Debentures may be viewed as receiving a "deemed distribution" that is taxable as a dividend under Sections 301 and 305 of the United States Internal Revenue Code of 1986, as amended (as it exists on the date hereof (the "Code").

OPTIONAL REDEMPTION

         The Company may, at its option, redeem all or part of the Debentures, on at least 15 days' but not more than 60 days' notice to each holder of Debentures to be redeemed at the holder's registered address, at the redemption price (expressed as a percentage of principal amount) of 100.00%, plus accrued interest to the redemption date.

SINKING FUND

         The Company is required to redeem, through operation of a sinking fund, 5% of the aggregate principal amount of Debentures on April 15, 1996, and on each April 15 thereafter through April 15, 2009, at a redemption price of 100% of principal amount thereof, plus accrued interest to the redemption date. Such sinking fund payments are calculated to retire 70% of the Debentures prior to maturity. The Company may reduce the principal amount of Debentures to be redeemed by subtracting 100% of the principal amount of any Debentures that holders of the Debentures have converted on or before such April 15 or any Debentures that the Company has delivered to the Trustee for cancellation or that the Company has redeemed other than through operation of the sinking fund on or before such April 15 (Paragraph 6).

SUBORDINATION OF DEBENTURES

         The payment of the principal of, premium, if any, and interest on the Debentures is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, as defined in the Indenture, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of Senior Debt, including by acceleration or otherwise, or (ii) any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of Debentures are entitled to receive any payment (Sections 11.03-11.04).

         "Senior Debt" means all defined Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), unless the instrument governing such Debt expressly provides that such Debt is not senior or superior in right of payment to the Debentures.

         "Debt" means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing obligations of the Company as lessee under leases of real or personal property, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company in accordance with generally accepted accounting principles (Section 11.02).

         The principal amount of Senior Debt at August 31, 1995 was estimated at $6 million. In addition, the claims of third parties to the assets of the Company's subsidiaries incurring such obligations will be superior to those of the Company as a stockholder, and, therefore the Debentures may be deemed to be effectively subordinated to the claims of such third parties. Certain substantial operations of the Company are conducted through such subsidiaries, and the Debentures are effectively subordinated to repayment of the Company's liabilities arising from those operations. The Indenture will not limit the amount of additional indebtedness, including Senior Debt, which the Company or any subsidiary can create, incur, assume or guarantee. As a result of these subordination provisions, in the event of insolvency, holders of the Debentures may recover less ratably than other creditors of the Company or its subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

         An Event of Default is: default for 30 days in payment of interest on the Debentures; default in payment when due of principal and premium, if any, on the Debentures; failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Debentures; and certain events of bankruptcy or insolvency (Section 6.01).

         If any Event of Default occurs and is continuing, the Trustee, or the holders of at least 25% in the principal amount of the Debentures then outstanding can give notice to the Company and the Trustee in order to accelerate and to declare all the Debentures to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, and subject to applicable law, all outstanding Debentures become due and payable without further action or notice (Section 6.02).

                 If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Debentures or to enforce the performance of any provision of the Indenture or the Debentures. A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. (Section 6.03)

                 Holders of the Debentures may not enforce the Indenture or the
Debentures except as provided in the Indenture.   A holder of Debentures may
enforce a remedy with respect to the Indenture or the Debentures only if the Trustee gives notice of a continuing Event of Default, the holders of at least 25% in principal amount of then outstanding Debentures make a request to the Trustee to pursue the remedy, such holders offer to the Trustee an indemnity satisfactory to the Trustee against loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and during such 60-day period the holders of a majority in principal amount of then outstanding Debentures do not give the Trustee a direction inconsistent with the request. (Section 6.06) Subject to certain limitations, holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it (Section 6.05).

         The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and continuing, to give the holders of the Debentures notice of such default. The Trustee may withhold from holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest (Section 7.05). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default (Section 4.03).

MERGER, CONSOLIDATION, OR SALE OF ASSETS

         The Company may not consolidate or merge into, or transfer all or substantially all of its assets to, another corporation, person or entity unless (i) the successor is a United States corporation, (ii) it assumes all the obligations of the Company under the Debentures and the Indenture, and
(iii) after such transaction no Event of Default exists (Article 5).

AMENDMENT, SUPPLEMENT AND WAIVER

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented with the consent of the holders of at least two-thirds in principal amount of such then outstanding Debentures, and any existing default or compliance with any provision may be waived with the consent of the holders of at least two-thirds in principal amount of the then outstanding Debentures (Sections 9.02 and 6.04). Without the consent of any holder of the Debentures, the Company and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Company's obligations to holders of the Debentures in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any holder of the Debentures (Section 9.01 and Paragraph 12). Without the consent of each Debenture holder affected, the Company may not reduce the principal amount of Debentures the holders of which must consent to an amendment of the Indenture; reduce the rate or change the interest payment time of any Debenture; reduce the principal of or change the fixed maturity of any Debenture; make any Debenture payable in money other than stated in the Debenture; make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Debentures or rights of holders to receive payment of principal or interest; or make any change that adversely affects conversion rights or certain subordination rights (Section 9.02).

TRANSFER AND EXCHANGE

         A holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed (Section 2.06 and Paragraph 10).

         The registered holder of a Debenture may be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

         The Trustee acts as Conversion Agent, Paying Agent and Registrar (Section 12.10).

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign (Article 7).

         The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it (Section 7.01).

RISK FACTORS

         In addition to the other information, the following factors should be considered carefully:

FAILURE TO CONSUMMATE EXCHANGE OFFER

         If the Exchange Offer is not consummated, the Company does not anticipate that it will likely be able to address the acceleration of Debentures. The Debentureholders may file an involuntary petition to commence a Chapter 7 liquidation.

         The Company believes that any protracted bankruptcy case would have material adverse effects on the Company possibly including:

         (a) disruption of business activities by diverting the attention of the Company's senior management to the bankruptcy case or resultant disputes, and eventually terminations, of its contracts with third parties;

         (b) potential for substantial diminution in the value of the Company's assets and its revenues, earnings and cash flow;

         (c) potential adverse impact upon the ability of the Company to obtain the financing necessary for its future operations;

         (d) substantial increase in the cost of restructuring the Company, including the increase in the expenses of professionals normally associated with a bankruptcy case commenced without prior agreement with the Company's major creditors;

         (e) uncertainty as to the ability of the Company to effectuate any such restructuring and, if it is effectuated, the timing thereof;

         (f) interference and delay regarding payments to holders of Debentures and risks associated with subordinated unsecured debt;

         (g) potential for forced liquidation of some of the Company's assets at substantially reduced values and the resulting loss to creditors and others; and

         (h) increased uncertainty and suspicions among the Company's employees and vendors.

         In addition, the Company believes that, because of the importance of continuing stable relations with medical and health professionals and other service and goods providers in the behavioral treatment industry, the Company is particularly susceptible to any adverse reactions these highly sought after constituencies may have to the filing of a bankruptcy petition affecting the Company.

ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN; EXPLANATORY PARAGRAPH IN AUDITORS' REPORT

         The Company's independent auditors have included an explanatory paragraph in their report stating the Consolidated Financial Statements of the Company have been prepared assuming that the Company will continue as a going concern and that the Company's financial condition, because of the acceleration of the Debentures, raises substantial doubts about its ability to continue as a going concern. If the Debentures continue to be accelerated and a judgment is entered against the Company, the Company could be unable to continue to operate as a going concern and it may result in the Company, as its only possible viable alternative, seeking relief under Chapter 11 of the Bankruptcy Code regardless of the present intentions of the Company's Management and Board of Directors to take any other action necessary to avoid a bankruptcy case commencing.

PRIORITIES OF SECURITIES AND OTHER CONSIDERATIONS RELATING TO ANY FUTURE BANKRUPTCY OF THE COMPANY

         Implementation of the Exchange Offer will have significant consequences for the holders of the Company's debt and equity securities in the event of any future bankruptcy of the Company. Certain of these consequences are summarized below. Holders of debt and equity securities are encouraged to seek the advice of their own counsel or advisors with respect to such matters.

         Relative Priorities of Debt Claims and Equity Interests

         The relative rankings of the Company's debt claims and equity interests (excluding debt of its subsidiaries) both before and after giving effect to the Exchange for all of the outstanding Debentures (without reflecting any other transactions) are summarized in the following table. The relative priority of claims of holders of Debentures who do not tender such Debentures pursuant to the Exchange Offer may worsen because new debt or convertible securities, whether secured or unsecured may, in each case, rank senior to the Debentures. In the event the Company incurs additional indebtedness which is senior to the Debentures, the position of the Debentures relative to the new senior indebtedness will worsen. The relative priority of claims of holders of Debentures who tender them for acceptance by the Company, to the extent they receive and retain cash, would be improving in position relative to other creditors, and to the extent they exchange their Debentures for Common Stock their relative position may worsen because all secured and unsecured debt ranks ahead of equity.

               Priority                          Pre-Restructuring                      Post-Restructuring
               --------                          -----------------                      ------------------
                                                  Type and Amount                        Type and Amount
                                                  Outstanding (a)                        Outstanding (b)
Secured Debt (a)
         Senior Secured Debt  . . . . . .      Secured Creditors                 Secured Creditors
                                               ($2,000,000)                      ($7,000,000)

Unsecured Debt (b)
         Senior Debt  . . . . . . . . . .      Various Creditors                 Various Creditors
                                               ($6,362,000)                      ($6,362,000)
         Subordinated Debt  . . . . . . .      Debenture
                                               ($9,538,000)

Equity (c)  . . . . . . . . . . . . . . .      Common Stock                      Common Stock
                                               (2,656,936)                       (2,809,603)

--------------------------
(a) All "secured debt" ranks ahead of all "equity" and, to the extent of the value of the security interest securing any such "secured debt," all "unsecured debt," except to the extent subordination agreements among creditors specify otherwise. To the extent any amount of the "secured debt" is undersecured or becomes unsecured, any such amount will have the relative priority of other "unsecured debt."

(b) All "unsecured debt" ranks ahead of all "equity." Debentures rank pari passu in right of payment with all unsecured debt," which would include trade payables and other general creditors of the Company (except for debts which are, by their terms, subordinated to indebtedness owed under the Debentures). The term pari passu means that such securities rank at the same level of priority for distributions in liquidation and/or bankruptcy, absent other bankruptcy considerations. See, for example "-- Potential Reduction of Claims" below and "Preferences and Fraudulent Conveyance Considerations."

(c) Preferred Stock has priority over Common Stock in right of payment of dividends and in any distribution upon the liquidation, dissolution or winding up of the Company. Preferred Stock may be issued with rights determined by the Board of Directors from time to time.

PREFERENCE AND FRAUDULENT CONVEYANCE CONSIDERATIONS

     Avoidable Preferences

     If a case were to be commenced by or against the Company under the Bankruptcy Code following the consummation of the Exchange Offer, a bankruptcy trustee or the Company, as debtor in possession, could avoid as a preference any transfer of property made by the Company to or for the benefit of a creditor which was made on account of an antecedent debt if such transfer (i) was made within 90 days prior to the date of the commencement of the bankruptcy case or, if the creditor is found to have been an "insider" (as defined in the Bankruptcy Code), within one year prior to the date of commencement of the bankruptcy case; (ii) was made when the Company was insolvent; and (iii) permitted the creditor to receive more than it would have received in a liquidation under Chapter 7 of the Bankruptcy Code had the transfer not been made. Under the Bankruptcy Code, a debtor is presumed to be insolvent during the 90 days preceding the date of commencement of a bankruptcy case. To overcome this presumption, it would need to be shown that at the time the transfers were made, the sum of the Company's debts was less than the fair market value of all of its assets.

     Under the Bankruptcy Code, all or a portion of the property transferred, including any cash payments, to tendering holders of Debentures, as well as any subsequent payment to non-tendering holders of Debentures, could be found to constitute preferences if a bankruptcy case were commenced within the applicable time period following such payments and the other elements discussed above are present. If, following the commencement of a bankruptcy case within the applicable time period, such transfers were found to be preferential transfers, transferees could be ordered to return the full value of such transfers. In such event, transferees would have a general unsecured claim in the Company's bankruptcy case equal to the value of the property returned.

     Fraudulent Conveyances

     If a court in a lawsuit by or on behalf of an unpaid creditor or a representative of creditors, such as a bankruptcy trustee, or the Company, as debtor in possession, were to find that, at the time of consummation of the Exchange Offer (a) the Company received less than reasonably equivalent value in exchange for the consideration given by the Company for any property transferred by the tendering holders of Debentures, and (b) the Company (i) was insolvent or was rendered insolvent as a result of such transfers, (ii) had unreasonably small remaining assets or capital for its business, or (iii) intended to incur, or believed or reasonably should have believed it would incur, debts beyond its ability to pay such debts as they become due, such court could determine that all or a portion of such transfers were avoidable as a "constructive" fraudulent transfer and require the transferees to return to the Company or its bankruptcy trustee the consideration given. The Company believes that because of the reduction in the Company's outstanding indebtedness which will result from each of the other exchanges or transfers described above, a bankruptcy court should find that the Company received reasonably equivalent value for the consideration given by the Company. There can be no assurance, however, that a bankruptcy court would make such a determination.

NO FAIRNESS OPINION

     The Company has not advised Debentureholders to Exchange or to refrain from Exchanging Debentures because, among other reasons, the Company has not obtained a fairness opinion concerning the Exchange Offer from any investment banking firm or an appraisal or any other investigation of the consequences of an Exchange.

HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     There can be no assurance that the Company will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flow from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.

ADDITIONAL RISK FACTORS WITH RESPECT TO HOLDERS OF DEBENTURES NOT TENDERED IN THE EXCHANGE OFFER

     The Debentures represent the subordinated indebtedness of the Company. The Company may incur indebtedness which is senior to the Debentures in unlimited amounts.

     The Indenture permits the Company, at its election, to redeem the Debentures at 100.00% of the original principal amount (the "face value") at any time before maturity. The original maturity date of the Debentures was April 15, 2010. Provided that the Acceleration of Debentures is effectively rescinded, the maturity date will once again become April 15, 2010, subject to any future conditions affecting maturity. See "Description of Debentures."

     The Debentures are not listed on any Securities Exchange or quoted on NASDAQ. The trading, if any, in the Debentures is limited and sporadic. Presently there are fewer than 50 registered holders of Debentures. Because the Debentures may be, after consummation of the Exchange Offer, held by a more extremely limited number of registered holders, the trading market will become even more limited. These events are likely to have an adverse effect on the overall liquidity and market value of the Debentures.

     The Debentures are general unsecured obligations exclusively of the Company. Since a substantial portion of the Company's and its consolidated subsidiaries' is conducted through certain of such subsidiaries, the cash flow and consequent ability of the Company to satisfy its indebtedness to Debentureholders are dependant, in part, upon the earnings of such subsidiaries and a distribution of those earnings to the Company. The Company's subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to make any payment on the Debentures or to make funds therefor available. Any rights of the Company to receive assets of any subsidiary (and the consequent right of Debentureholders to possibly benefit from participating therein) in any liquidation or reorganization of the subsidiary will be effectively subordinated to the creditors of the subsidiary (including trade creditors) in any liquidation or reorganization of the subsidiary.

DELAY IN COMPLETION OF THE EXCHANGE OFFER

     A foreclosure sale of CareUnit, Inc. pursuant to the Letter Agreement, provided the terms and conditions therein permit a future foreclosure, or the perception by investors, or investment professionals of the possibility that such foreclosure may or would occur, could adversely affect the market price of
the Debentures.   A foreclosure sale is permitted at any time after
approximately September 1, 1995 by the terms of the Letter Agreement if the representative, Mr. Jay H. Lustig, performed substantially all material obligations.

NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF FUTURE FUNDING

     The Company's negative cash flow from operations has consumed substantial amounts of cash. Payment of amounts due to the holders of 7 1/2% Convertible Subordinated Debentures, which have been accelerated and have become immediately due and payable, also may or will, unless acceleration is rescinded, require substantial amounts of cash. The Company's $2,000,000 Secured Convertible Note Due January 9, 1997 permits acceleration by the holder in the event of non-payment of any other debt of the Company [excluding the Debentures]. In the event of an acceleration of such note, payment of such note would also require substantial amounts of cash. Other indebtedness of the Company provides upon bankruptcy for acceleration or similar rights to collect moneys in advance of their original due date. In the event of a failure to meet all of its obligations on a timely basis under its outstanding indebtedness and in a manner satisfactory to creditors, the Company would continue to be liable for at least the entire principal amount, with interest, of such indebtedness as well as obligations to indemnify debt holders from costs of suit and collection.

     Issuance or reserves of additional equity securities by the Company could result in substantial dilution to then-existing stockholders and Debentureholders receiving Common Stock in the Exchange Offer or on conversion of Debentures. There can be no assurance that any financing will be available and, if available, available on acceptable terms.

DISPOSITION OF ASSETS

     The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition and results of operations or that the Company has sufficient additional assets that could be disposed of in order to fund its capital requirements.

     In connection with the March 3, 1995 Letter Agreement, the Company has agreed to pledge all of the shares of its CareUnit, Inc. subsidiary. The agreement provides that "At 150 days after the date of this Agreement, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date, and if the Offer has not then been consummated, the Company shall pledge (with the Trustee, or an alternate acceptable to the Company, to act as pledgeholder on terms of a written agreement containing standard terms reasonably acceptable to the Participating Securityholders) all of the Shares as collateral for its obligation to purchase the Securities pursuant to the Offer or otherwise. Such pledge may only be foreclosed upon following 180 days after the date hereof at the request of any Securityholder or the Trustee if the Offer is not consummated on or prior to such date, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date.
 ... Upon consummation of the Offer, the said pledges shall be released." No assurances can be made that if required the Company will, on a timely basis, satisfy such obligation to consummate the Offer, or that the Company will be able to obtain consents of third parties or to perform other additional or incidental acts in order to consummate the Offer.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     The Company's ability to succeed in increasing revenues may depend in part on the extent to which reimbursement of the cost of such treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. As a result of reimbursement changes and competitive pressures, the contractual obligations of the Company have been subject to intense evaluation.

UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS

     The levels of revenues and profitability of healthcare companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement governmental controls on the price of healthcare. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and assurances cannot be made that any such reforms will not have material adverse effects on the Company.

MANAGEMENT OF EXPANSION

     The Company's anticipated growth and expansion into areas and activities requiring additional medical and administrative expertise, such as managed care, are expected to place increased demands on the Company's resources.
These demands are expected to require the retention of current management and the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to retain or acquire such services or to develop such expertise could have a material adverse effect on the prospects for the Company's success.

MANAGEMENT OF TRANSITION

     The Company's prospects for success depend, to a degree, on its ability to successfully implement its current restructuring plans. The failure of the Company to successfully transition, or any unanticipated or significant delays in such transition, could have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to achieve its planned transition without disruption to its business or that the transitioned Company resulting from the planned business transition will be adequate to sustain future growth by the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     The Company contemplates issuing substantial amounts of equity through private placements and other private transactions that have been committed to but not completed, pending listing on NYSE, shareholder approval, or the exercise or conversion by holders of securities. Issuance or these shares, registration thereof pursuant to registration rights or otherwise, and additional sales of these shares could adversely affect the trading prices of the Common Stock. See "Shares Eligible for Future Sale."

PRICE VOLATILITY IN PUBLIC MARKET

     The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Trading prices of securities of companies in the managed care sector have experienced significant volatility. The trading of Debentures in the over-the-counter market is not active. The Debentures are convertible into Common Stock at a price so far in excess of the current market price of Common Stock as to be unattractive to Debentureholders in today's market.

ANTI-TAKEOVER PROVISIONS

     Each share of the Company's Common Stock includes one right on the terms, and subject to the conditions, of the Rights Agreement between the Company and Continental Stock Transfer & Trust Company. The Company's Restated Certificate of Incorporation also provides for 60,000 authorized shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders, which could have the effect of diluting the Common Stock or reducing working capital that would otherwise be available to the Company.

     The Company's Restated Certificate of Incorporation also provides for a classified board of directors, with directors divided into three classes serving staggered terms.

     In addition, the Company's stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of the Company.

     In addition, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock.

TAXES

     The Company has claimed entitlement to a tax refund for the 1994 taxable year of $9.4 million based on federal income tax deductions on account of specified liability losses defined in Section 172(f) of the Internal Revenue Code of 1986, as amended (the "Code") and expects to receive a refund of taxes for the 1994 tax year prior to October 15, 1995. The Company's tax returns in earlier tax years also have been amended based on federal income tax deductions arising from carrybacks of specified liability losses defined in Section 172(f), also. The Company's obligations to the Internal Revenue Service ("IRS") for amounts currently due and payable to the IRS pursuant to a settlement agreement relating to tax years 1987 through 1991 will not be decreased by the tax- refund claim or claims based on amended earlier-year returns. Section 172(f) is an area of the federal income tax law without substantial legal precedent. There may be opposition by the IRS to such claims, and no assurances can be made of the ability to claim such deductions or refunds. With regard to the that prior-year tax returns that have been or will be amended in order to utilize some of the claimed deductions, neither the Company nor the IRS will be foreclosed.

     The Company's ability to use any Net Operating Losses may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity.

     The Company may be unable to utilize some or all of its allowable tax deductions or losses, which depends upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover period.


                          INTERESTS OF CERTAIN PERSONS

     The directors and executive officers who served the Company since June 1, 1994 have no substantial interest, direct or indirect, by security holdings or otherwise, in the approval or disapproval of Rescission of Acceleration, except as holders of Common Stock generally.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning beneficial ownership of Common Stock. Such information is given as of August 21, 1995, the record date. At the record date, 2,214,503 shares of Common Stock were outstanding; entitled to one vote per share. According to rules adopted by the Securities and Exchange Commission, "beneficial ownership" of securities for this purpose is the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                      Amount and Nature of              Percent
    Name of Beneficial Owner          Beneficial Ownership             of Class
-------------------------------       --------------------             --------
William H. Boucher                             5,000 (9)                    *
J. Marvin Feigenbaum                           5,000 (9)                    *
Lindner Funds (1)                            586,700                     20.9
Drew Q. Miller                                21,000 (10)                   *
Rudy R. Miller                                 5,000 (9)                    *
James R. Moriarty (2)                        172,500                      7.2
W. James Nicol                                 5,056 (3)                    *
Richard C. Perry(5)                          200,000                      8.3
Kerri Ruppert                                 19,036 (6)                    *
Chriss W. Street                              84,060 (7)                  3.7
All executive officers and
  directors as a group (7 persons)           144,152 (8)                  6.1

_________________
(1) The mailing address of Lindner Funds is c/o Ryback Management Corporation, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes approximately 336,700 shares currently reserved for issuance upon conversion of a Secured Convertible Note dated January 9, 1995. Lindner Funds, as described in its Schedule 13G, holds the shares and convertible debt in more than one fund.
(2) The mailing address of James R. Moriarty is 1111 Bagbe, Suite 1950, Houston, Texas 77002-2546.
(3) Includes 56 shares held by Mr. Nicol's spouse as custodian for his three minor children, all of whom reside with Mr. Nicol, and 5,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(5) Mr. Perry is President of Perry & Co., 2635 Century Parkway, N.E., Suite 1000, Atlanta, Georgia 30345.
(6) Consists of 19,036 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(7) Includes 6,560 shares held directly and 77,500 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(8) Includes a total of 131,536 shares subject to outstanding options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(9) Includes 5,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.
(10) Includes 1,000 shares held directly and 20,000 shares subject to options that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

                                USE OF PROCEEDS

         The Company's negative cash flow from operations has consumed substantial amounts of cash. The Company's capital requirements will depend on numerous factors, including the Company's obligations to raise substantial additional funds to complete the Debenture Exchange Offer.

         Approximately up to $5,750,000 ($5,550,000 in cash and estimated costs of $200,000) could be used to retire the outstanding balance of indebtedness under the Debentures.

         There can be no assurance of successful completion of the Debenture exchange offer.

                                DIVIDEND POLICY

         The Company anticipates that all future earnings will be retained to finance future growth. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. While the Debentures are due and unpaid, payments of dividends is prohibited.

                                 CAPITALIZATION

         At [*7] shares reserved for issuance. Each share of Common Stock also includes one attached common share purchase right issued under the Company's shareholder rights plan.

         The following table sets forth the capitalization of the Company as of August 31, 1995 and as adjusted to give effect to the exchange for all of the outstanding Debentures (assuming $5 million additional indebtedness is incurred) and after deducting estimated expenses payable by the Company.

                                                                                     May 31, 1995
                                                                         -----------------------------------
                                                                            Actual               As Adjusted
                                                                         ------------            -----------
                                                                                     (in thousands)
Short-term debt:
  Current portion of long-term debt and
  notes payable . . . . . . . . . . . . . . . . . . . . . . . . .        $     12,823            $     3,285
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . .               5,077                 10,077

Stockholders' equity:
   Preferred Stock, $50 par value, 60,000 shares authorized,
      no shares outstanding . . . . . . . . . . . . . . . . . . .                  --                     --
   Common Stock, $.01 par value, 12,500,000 shares authorized,
     2,214,503 shares outstanding before the Exchange (1) . . . .                  25                     27
   Additional paid-in capital . . . . . . . . . . . . . . . . . .              42,558                 47,676
   Retained earnings (deficit)  . . . . . . . . . . . . . . . . .             (46,516)               (46,516)
         Total stockholders' equity (deficit) . . . . . . . . . .              (3,933)                 1,187

Total capitalization  . . . . . . . . . . . . . . . . . . . . . .        $     13,967            $    14,549
                                                                          ===========            ===========

-----------------
(1) Excludes approximately 887,200 shares of Common Stock reserved but unissued under the Company's stock option plans and 85,000 shares under other employee options. At May 31, 1995, there were options outstanding to purchase 236,167 shares of Common Stock under the plans. The Company also reserved for issuance that maximum number of shares of Common Stock which are issuable upon conversion or exchange of the Debentures.
     Includes an aggregate of approximately 779,200 shares issuable upon notice of NYSE listing approval for the shares that were sold in private placement transactions in calendar year 1995. In other transactions, the Company intends to issue up to 272,216 shares in connection with acquisition or strategic transactions commenced in fiscal year 1995, and 16,000 shares issued in connection with a prior-year's transaction.

                             CHANGES IN ACCOUNTANTS

         Arthur Andersen LLP ("Arthur Andersen") had been the principal independent auditors of the financial statements for the Company. On May 22, 1995, that firm advised the Company that the Company did not meet Arthur Andersen's client profile. In connection with the audits of the fiscal years ended May 31, 1993 and May 31, 1994, and the subsequent interim period through the date of resignation (the "Period"), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their audit reports to the subject matter of the disagreement.

         The audit reports of Arthur Andersen on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended May 31, 1993 and 1994 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than that such auditor's reports contained two separate paragraphs that stated that:

         As further discussed in Note 15, the Company is negotiating a settlement with the Internal Revenue Service (IRS) regarding assessments of payroll taxes. Management believes that adequate reserves have been provided for the additional taxes to be assessed by the IRS. There can be no assurance, however, that such reserves will be sufficient until a formal settlement is reached.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant recurring losses and negative cash flows from operations which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

          The uncertainty with respect to the Internal Revenue Service assessment had been resolved by the Company pursuant to a settlement agreement with the Internal Revenue Service entered into during the quarterly period ended November 30, 1994.

         Arthur Andersen advised the Company that Arthur Andersen might permit (without commitment) its 1993 and 1994 audit reports to be used in the Company's filings with the Securities and Exchange Commission, but the appropriate form that such audit reports may take if reissued at a future time, would depend upon the results of post-audit review procedures that Arthur Andersen would perform as it considers necessary in the circumstances. Auditors' reports must be included in all 1933 and 1934 Act filings with the Securities and Exchange Commission, and a consent to use such report must be included in all 1933 Act filings.

                         COMPREHENSIVE CARE CORPORATION

        THE EXCHANGE AGENT:  CONTINENTAL STOCK TRANSFER & TRUST COMPANY


          By Mail:                                             By Hand:
CONTINENTAL STOCK TRANSFER &                          CONTINENTAL STOCK TRANSFER
       TRUST COMPANY                                       & TRUST COMPANY
         2 BROADWAY                                     2 BROADWAY, 19TH FLOOR
  NEW YORK, NEW YORK 10004   Confirm by Telephone:    NEW YORK, NEW YORK  10004
                            (212) 509-4000 Ext. 227


           REQUESTS FOR ADDITIONAL INFORMATION SHOULD BE DIRECTED TO
            KERRI RUPPERT, SECRETARY, COMPREHENSIVE CARE CORPORATION
      4350 VON KARMAN AVENUE, SUITE 280, NEWPORT BEACH, CALIFORNIA  92660
                               AT (800) 678-2273

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
       Additional Information.................................
       Offering Summary.......................................
       Selected Financial Data................................
       The Company............................................
       Ratios of Earnings to Fixed Charges....................
       Recent Transactions in the Company's
         Securities...........................................
       Price Range of Common Shares and
       Debentures.............................................
       The Exchange Offer.....................................
       Description of Debentures..............................
       Description of Capital Stock...........................

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